Exhibit 99.1

[LOGO]
Compass Knowledge Holdings, Inc.

FOR IMMEDIATE RELEASE

CONTACT: Rogers W. Kirven, Jr.
Chairman and CEO
Compass Knowledge Holdings, Inc.
2710 Rew Circle, Ste.100, Ocoee, Florida 34761
407-573-2000
rwkirven@compassknowledge.com

COMPASS KNOWLEDGE HOLDINGS, INC. NAMES
RICHARD M. FLAHERTY
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

OCOEE, FL, January 6, 2003/PRNewswire – Compass Knowledge Holdings, Inc. (OTC Bulletin Board: CKNO), a leading provider of e-learning and distance education for working professionals, announced today it has entered into a contract with Richard M. Flaherty to serve as an Executive Vice President and Chief Operating Officer of the Company. The Company’s President, Daniel J. Devine, who also previously held the position of Chief Operating Officer, will be responsible for leading business development activities focusing on new recruitment channels and strategic relationships supporting the growth of existing programs and the further development of the strategic business model.

Speaking on behalf of the Company, Rogers W. Kirven, Jr., CEO of the Company, said, “Today’s actions mark the near completion of a very comprehensive, thoughtful planning process to continue to grow the Company’s business and increase its operating margins, which was first initiated in the spring of 2002. Rich Flaherty is an extremely talented leader and a logical successor to the position of Chief Operating Officer previously held by the Company’s President, Dan Devine. The business relationship that Dan and Rich have forged over the last several months will ensure a smooth and orderly transition.”

In commenting on this announcement, Mr. Devine, President of the Company, added, “We believe that the addition of Rich Flaherty to the management team of Compass will prove to be a very positive development for our employees, our customers and our shareholders. Rich comes to us highly recommended, has an impressive track record of developing and executing successful strategies to grow companies and create winning corporate cultures. His business acumen combined with his creative ability to create strategies to maximize marketplace penetration will help him take our Company to new heights. Likewise, with Rich assuming the responsibility of day-to-day operations, I will be able to focus the majority of my attention on new business opportunities for the Company. With Rich, we believe that Compass now enjoys one of the most experienced, tenured and committed management team in our industry which will continue to deliver positive results across the board.”

“It is a tremendous honor to have the opportunity to help Rogers and Dan fulfill the vision they had for Compass when they started the Company. The Company is well-positioned in its marketplace to create significant value for the employees, customers and shareholders, and I feel confident that this team will succeed in creating that value. I look forward to great things.”

Prior to joining Compass, Mr. Flaherty developed a portfolio of operating skills as President of Credit Card Service Corporation, located in Springfield, Virginia, Crown Marketing, based in Tampa, Florida and Special Data Processing, also based Tampa, Florida. Mr. Flaherty began his career in 1981 when he joined Deloitte, Haskins & Sells as a staff auditor. In subsequent years, he held various financial roles resulting in being named Vice President, Finance at Credit Card Service Corporation where he played a significant role in profitably growing the company. Subsequently, Mr. Flaherty was promoted to President and led the company to double digit earnings growth over the next two years. Additionally, Mr. Flaherty was President of Special Data Processing and Crown Marketing Group and led these businesses to annualized growth rates in excess of 25% while maintaining a focus on customer service and quality.

About Compass Knowledge Holdings, Inc.

Compass Knowledge Holdings, Inc. is a premier provider of distance education and e-learning solutions for working professionals in niche areas of the global distance learning marketplace. Through collaboration with fully accredited colleges and universities the Company offers “Knowledge that Earns” through its divisions and subsidiaries. For more information, visit our web site at www.compassknowledge.com.

Forward-Looking Statements

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the ‘safe-harbor’ provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Compass Knowledge’s forward-looking statements, including the following factors: insufficient capital reserves to expand and grow the business; market acceptance of new products and services; the ability of Compass to effectively launch these new products in a timely and cost efficient manner; continued development of effective marketing, pricing and distribution strategies; Compass Knowledge’s operating results could be materially impaired if the revenue splits with its Knowledge Partners are deemed to be “incentive payments” under Title IV or Compass Knowledge becomes subject to burdensome government regulation and legal uncertainties; Compass Knowledge’s ability to attract new knowledge partners and alliances, and Compass Knowledge’s ability to manage its growth and to respond to rapid technological change; competitive pressures among distance education providers may increase significantly; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired by Compass Knowledge may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; possible adverse results of future litigation; general economic or business conditions; legislative or regulatory changes may adversely affect the business in which Compass Knowledge is engaged; and changes in the securities markets may negatively impact Compass Knowledge. For a detailed discussion of cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements, please refer to the Company’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent Form 10-KSB and in subsequent filings filed with the Securities Exchange Commission.